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Goldman Sachs Trust II

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Goldman Sachs Trust II

Goldman Sachs Multi-Manager Alternatives Fund

200 West Street

New York, New York 10282

February 4, 2015

Dear Shareholder,

Goldman Sachs Asset Management, L.P. (“GSAM” or the “Investment Adviser”), the investment adviser of Goldman Sachs Multi-Manager Alternatives Fund (the “Fund”), selects investment managers (“Underlying Managers”) for the Fund, a series of Goldman Sachs Trust II (the “Trust”), subject to approval of the board of trustees of the Trust (the “Board”). We are pleased to inform you that, at the recommendation of GSAM, the Board has appointed Corsair Capital Management, L.P. (“Corsair”) to serve as a new, additional Underlying Manager to the Fund. The Board approved the subadvisory agreement between GSAM and Corsair (the “Subadvisory Agreement”) on November 11, 2014. Ares Capital Management II LLC, Brigade Capital Management, LP, First Pacific Advisors, LLC, GAM International Management Limited, Graham Capital Management, L.P., Halcyon Liquid Strategies IC Management LP, Lateef Investment Management L.P., Polaris Capital Management, LLC and Sirios Capital Management, L.P. continue to serve as the Fund’s other Underlying Managers. Each Underlying Manager is approved to manage a portion of the Fund’s portfolio (which may change over time) as allocated by GSAM and overseen by the Board, with each Underlying Manager employing different investment strategies.

Please note that this appointment does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

GOLDMAN SACHS MULTI-MANAGER ALTERNATIVES FUND

Background

In connection with its duties as the investment adviser for the Fund, GSAM reviews and evaluates the Fund’s Underlying Managers on an ongoing basis. At a meeting held on November 11, 2014 and pursuant to GSAM’s recommendation, the Board approved Corsair as a new Underlying Manager for the Fund and approved the Subadvisory Agreement.

The Board determined to initially approve the Subadvisory Agreement after a thorough analysis of the proposed services to be provided by Corsair. The material factors considered by the Board in approving the Subadvisory Agreement are set forth below under “Goldman Sachs Multi-Manager Alternatives Fund—Trustees’ Considerations.”

Investment Strategies of Corsair

GSAM has allocated a portion of the Fund’s assets employing an “Equity Long Short” strategy to Corsair. Equity Long Short Strategies generally involve long and short investing, based on fundamental evaluations, research and various analytical measurements, in equity and equity-related investments. Equity Long Short managers may, for example, buy stocks that they expect to outperform or that they believe are undervalued, and may also sell short stocks that they believe will underperform, or that they believe are overvalued. Within this framework, Equity Long Short managers may exhibit a range of styles, including longer term buy-and-hold investing and/or shorter term trading styles. The portion of the Fund’s assets invested in equity long/short strategies may cumulatively represent a net short or net long position.

Corsair is a catalyst driven, research intensive equity long short firm that focuses on companies going through strategic and/or structural change.

New Subadvisory Agreement

Under the Subadvisory Agreement, subject to the supervision and oversight of GSAM, Corsair, with respect to those assets that GSAM allocates to it for management (the “Allocated Assets”), provides the Fund with a continuous investment program for, and manages the investment and reinvestment of, the Allocated Assets. Corsair determines in its discretion the securities, cash and other financial instruments to be purchased, retained or sold for the Fund within the parameters of the investment approach, policies, restrictions and guidelines applicable to the Allocated Assets provided by GSAM in writing to Corsair prior to entering into the Subadvisory Agreement, as may be amended from time to time in writing.

Under the Subadvisory Agreement, Corsair pays for all expenses incurred by it in connection with its services to the Allocated Assets. As compensation for its services, Corsair is entitled to receive fees from GSAM (not the Fund) each calendar quarter based on an annual percentage of the average daily net assets of the Allocated Assets.

The Subadvisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months, provided that its continuance is approved at least annually (i) by the vote or a majority of those Trustees of the Trust who are not parties to the Subadvisory Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by either the vote of (A) the Board or (B) a majority of the outstanding voting securities for the Fund (within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”)).

The Subadvisory Agreement provides for termination, without payment of any penalty, (i) by vote of a majority of the Board or by a vote of a majority of the outstanding voting securities of the Fund; (ii) by GSAM on 60 days’ prior written notice to Corsair (or immediately in the event of a material breach by Corsair), or (iii) by Corsair on not less than 90 days written notice to GSAM. Notwithstanding the above, Corsair may not terminate the Subadvisory Agreement during the 12-month period immediately following the effective date, unless GSAM has materially breached the Subadvisory Agreement. The Subadvisory Agreement shall automatically terminate in the event of its assignment or change of control of Corsair or the assignment of the Fund’s management agreement with GSAM. The Subadvisory Agreement shall also terminate in the event that the Fund’s management agreement with GSAM is terminated.

As described below under “Additional Information—SEC Exemptive Order,” GSAM has received an exemptive order from the U.S. Securities and Exchange Commission (“SEC”) enabling it to enter into an investment subadvisory agreement with an Underlying Manager that has not been approved by a vote of the majority of the outstanding voting securities of the Fund if certain conditions are met.

Trustees’ Considerations

The Fund is an investment portfolio of the Trust that commenced investment operations on April 30, 2013. The Fund employs a “manager of managers” structure, whereby the Investment Adviser is responsible for selecting Underlying Managers (subject to Board approval), allocating the Fund’s assets among them, and overseeing their day-to-day management of Fund assets. Upon the recommendation of the Investment Adviser, at a meeting held on November 11, 2014 (the “Meeting”) the Trustees, including all of the Trustees present who are not parties to the Fund’s investment management agreement or any subadvisory agreement or “interested persons” (as defined in the 1940 Act) of any party thereto (the “Independent Trustees”) approved the Subadvisory Agreement between Investment Adviser and Corsair.

In connection with the Meeting, the Trustees received written materials and oral presentations on the topics covered, and were advised by their independent legal counsel. In addition, Corsair provided information in response to a request from the Investment Adviser.

Nature, Extent and Quality of the Services Provided Under the Subadvisory Agreement and Performance

In evaluating the Subadvisory Agreement at the Meeting, the Trustees relied upon materials furnished and presentations made by the Investment Adviser and Corsair. In evaluating the nature, extent and quality of services to be provided by Corsair, the Trustees considered information on the services provided to the Fund by Corsair, including information about Corsair’s (a) personnel and compensation structure; (b) track record in managing accounts with investment strategies similar to those to be employed on behalf of the Fund; (c) policies and procedures in place to address potential conflicts of interest; and (d) compliance program. In this regard, they considered assessments provided by the Investment Adviser of Corsair, its investment strategies and personnel and its compliance program. The Trustees considered that Corsair currently manages other assets for the Investment Adviser’s clients, and they reviewed performance information for an unregistered fund managed by Corsair with an investment objective and strategies similar to those to be employed on behalf of the Fund. They noted that, because Corsair had not previously provided services to the Fund, there was no performance information to evaluate with respect to the Fund.

Costs of Services to be Provided

The Trustees reviewed the terms of the Subadvisory Agreement, including the proposed fee schedule for Corsair. They also considered the fees that Corsair charges to an unregistered fund that has an investment objective and strategies similar to those to be employed on behalf of the Fund. They noted that the compensation paid to Corsair would be paid by the Investment Adviser, not by the Fund. They also noted that the terms of the Subadvisory Agreement were the result of arms’ length negotiations between the Investment Adviser and Corsair. The Trustees reviewed the anticipated blended average of all sub-advisory fees to be paid by the Investment Adviser and how it would change upon hiring Corsair. They also considered this information in light of the overall management fee to be paid by the Fund.

In connection with their consideration of the Subadvisory Agreement at the Meeting, the Trustees gave weight to various factors, but did not identify any particular factor as controlling their decision. After deliberation and consideration of the information provided, the Independent Trustees unanimously concluded that Corsair’s management of a sleeve of the Fund would likely benefit the Fund and its shareholders, and that the Subadvisory Agreement should be approved.

Additional Information

SEC Exemptive Order

On May 29, 2013, GSAM and the Trust received an exemptive order (“Order”) from the SEC exempting them from certain provisions of the 1940 Act. Specifically, the Order permits the Trust and GSAM, so long as certain conditions are satisfied, to enter into and materially amend an investment subadvisory agreement with an Underlying Manager without shareholder approval. The Order generally requires that shareholders of the Fund be notified of an investment subadvisory agreement that has been entered into within 90 days of the hiring of the Underlying Manager, and that the Fund make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional Information About GSAM and the Fund’s Other Service Providers

GSAM, a Delaware limited partnership registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), is the Fund’s investment adviser. GSAM is a wholly-owned subsidiary of The Goldman Sachs Group, Inc., a public company that is a bank holding company, financial holding company and a world-wide, full-service financial services organization. The Goldman Sachs Group, Inc. is the general partner and principal owner of GSAM. GSAM’s and The Goldman Sachs Group Inc.’s current business address is 200 West Street, New York, NY 10282. As of September 30, 2014, GSAM, including its investment advisory affiliates, had approximately $999.2 billion in assets under supervision.

Goldman, Sachs & Co., an affiliate of GSAM, located at 200 West Street, New York, New York 10282, serves as the exclusive distributor of shares of the Fund.

State Street Bank and Trust Company, located at 225 Franklin Street, Boston, Massachusetts 02110, serves as the Fund’s custodian and administrator.

Additional Information About Corsair

Corsair is an SEC registered investment adviser located at 366 Madison Avenue, 12th Floor, New York, New York 10017. As of July 1, 2014, Corsair manages assets of approximately $1.5 billion. Corsair is controlled by Jay Petschek and Steven Major who are the sole limited partners of Corsair and the sole members of Corsair’s general partner.

The principal executive officers, directors and general partners of Corsair, as of the date of this document, are set forth below. The business address of each person is 366 Madison Avenue, 12th Floor, New York, New York 10017.

Name and Address	Position with Corsair[1]
Thomas G. Hess	Chief Compliance Officer, Chief Financial Officer, Chief Operating Officer
Corsair Capital Management GP, L.L.C.	General Partner
Steven Major	Limited Partner
Jay Petschek	Limited Partner
[1]	None of the principal executive officers of Corsair listed above have other principal employment other than his or her respective position(s) with Corsair and its affiliated managers.

Reports to Shareholders

The Fund’s annual and semi-annual reports are available free upon request. Shareholders may obtain a copy of either report by writing to Goldman, Sachs & Co., P.O. Box 219711, Kansas City, MO 64121 or by calling 1-800-526-7384 (for Retail Shareholders) or 1-800-621-2550 (for Institutional Shareholders). You may also access and download these reports at the Fund’s website: www.GSAMFUNDS.com.

If you have any questions, please contact your investment professional or authorized dealer.

February 4, 2015

200 West Street

New York, New York 10282

Goldman Sachs Trust II

Goldman Sachs Multi-Manager Alternatives Fund

200 West Street

New York, New York 10282

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

February 4, 2015

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to Goldman Sachs Multi-Manager Alternatives Fund (the “Fund”), a series of Goldman Sachs Trust II (the “Trust”). We encourage you to access and review all of the important information contained in the Information Statement.

Goldman Sachs Asset Management, L.P. (“GSAM”), the investment adviser of Goldman Sachs Multi-Manager Alternatives Fund (the “Fund”), selects investment managers (“Underlying Managers”) for the Fund, a portfolio of Goldman Sachs Trust II (the “Trust”), subject to approval of the board of trustees (the “Board”) of the Trust. We are pleased to inform you that, at the recommendation of GSAM, the Board has appointed Corsair Capital Management, L.P. (“Corsair”) to serve as a new, additional Underlying Manager to the Fund. The Board approved the subadvisory agreement between GSAM and Corsair (the “Subadvisory Agreement”) on November 11, 2014. Ares Capital Management II LLC, Brigade Capital Management, LP, First Pacific Advisors, LLC, GAM International Management Limited, Graham Capital Management, L.P., Halcyon Liquid Strategies IC Management LP, Lateef Investment Management L.P., Polaris Capital Management, LLC and Sirios Capital Management, L.P. continue to serve as the Fund’s other Underlying Managers. Each Underlying Manager is approved to manage a portion of the Fund’s portfolio (which may change over time) as allocated by GSAM and overseen by the Board, with each Underlying Manager employing different investment strategies. Additional information about GSAM, Corsair, the Subadvisory Agreement, and the Board’s approval of this Subadvisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by GSAM and the Trust from the Securities and Exchange Commission, the hiring of Corsair on the Fund’s behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about February 13, 2015. The full Information Statement will be available for printing on the Fund’s website at www.gsamfunds.com until at least 90 days from the date of this Notice and the Information Statement. To access the full Information Statement, navigate to the Goldman Sachs Multi-Manager Alternatives Fund website through the search function at www.gsamfunds.com; a hyperlink to the full Information Statement is located under the “Fund Resources” heading, where the full Information Statement is available to view and print. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at 1-800-526-7384 (for Retail Shareholders) or 1-800-621-2550 (for Institutional Shareholders). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one. If you have any questions about this Notice, please contact your financial advisor (if applicable) or contact the Fund at the appropriate phone number provided above.

Please Note:  If (i) you are a member of a household in which multiple shareholders of the Fund share the same address, (ii) your shares are held in “street name” and (iii) your broker or bank has received consent to household material, then your broker or bank may have sent to your household only one copy of this Notice of Internet Availability of Information Statement unless your broker or bank previously received contrary instructions from a shareholder in your household. If you are part of a household that has received only one copy of this Notice of Internet Availability of Information Statement, the Fund will deliver promptly a separate copy of this Notice of Internet Availability of Information Statement to you upon written or oral request. To receive a separate copy of this Notice of Internet Availability of Information Statement, please contact the Fund by calling toll free 1-800-526-7384 (for Retail Shareholders) or 1-800-621-2550 (for Institutional Shareholders) or by writing Goldman Sachs Funds,

P.O. Box 219711, Kansas City, MO 64121. If your shares are held with certain banks, trust companies, brokers, dealers, investment advisers and other financial intermediaries (each, an “Authorized Institution”) and you would like to receive a separate copy of future notices of internet availability of information statements, prospectuses or annual reports or you are now receiving multiple copies of these documents and would like to receive a single copy in the future, please contact your Authorized Institution.

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